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                      April 25, 2023

       George Holm
       Chairman and Chief Executive Officer
       Performance Food Group Co
       12500 West Creek Parkway
       Richmond, VA 23238

                                                        Re: Performance Food
Group Co
                                                            Form 10-K for
Fiscal Year Ended July 2, 2022
                                                            Filed August 19,
2022
                                                            File No. 001-37578

       Dear George Holm:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services